EXHIBIT 5.1

[LETTERHEAD OF THE TOLEDO EDISON COMPANY]

April 27, 2009

The Toledo Edison Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio  44308

Re: $300,000,000 aggregate principal amount of The Toledo Edison Company’s 7.25% Senior Notes Due 2020 (the “Senior Notes”) and $300,000,000 aggregate principal amount of The Toledo Edison Company’s 7.25% First Mortgage Bonds Due 2020 (the “Bonds”)

Ladies and Gentlemen:

I am Associate General Counsel of FirstEnergy Corp., an Ohio corporation (“FirstEnergy”).  This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by The Toledo Edison Company, an Ohio corporation and wholly owned subsidiary of FirstEnergy (the “Company”), of the Senior Notes, issued under an Indenture dated as of November 1, 2006 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture dated as of April 24, 2009 (the “First Supplemental Indenture”) and an officer’s certificate, dated April 24, 2009 (the “Senior Notes Officer Certificate,” together with the Base Indenture and the Supplemental Indenture being hereinafter referred to as the “Indenture”) in accordance with the terms set forth in the Underwriting Agreement (as defined below), which Senior Notes are secured ratably by the Bonds, which were issued under an Indenture of Mortgage and Deed of Trust, dated as of April 1, 1947 (the “Mortgage and Deed of Trust”), under which The Bank of New York Mellon Trust Company, N.A. is successor trustee (the “Mortgage Trustee”), as previously supplemented and modified by various supplemental indentures, including the fifty-sixth supplemental indenture (the “Prior Supplemental Indentures”), and as further amended and supplemented by the fifty-seventh supplemental indenture relating to the Bonds (the “Fifty-Seventh Supplemental Indenture,” and, together with the Mortgage and Deed of Trust and the Prior Supplemental Indentures, the “First Mortgage”).  The Senior Notes were sold pursuant to the terms of an Amended and Restated Underwriting Agreement, dated April 24, 2009, among Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc.

and Morgan Stanley & Co. Incorporated, as Representatives of the Underwriters listed on Schedule I thereto (collectively, the “Underwriters”) and the Company (the “Underwriting Agreement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I or persons under my supervision and control have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Indenture, the form of the Senior Notes, the First Mortgage, the form of the Bonds, the Underwriting Agreement, the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated Code of Regulations and the minutes of the meeting of the Board of Directors of the Company authorizing the issuance and sale of the Senior Notes and the issuance of the Bonds.  In addition, I or persons under my supervision and control have reviewed originals, or copies certified or otherwise identified to my satisfaction, of such other instruments, certificates, records, receipts and documents and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion.  In such review, I have also relied upon a certificate of an officer of the Trustee as to the Trustee’s due authorization, execution and delivery of the Indenture and the authentication of the Senior Notes and a certificate of an officer of the Mortgage Trustee as to the Mortgage Trustee’s due authorization, execution and delivery of the First Mortgage and the authentication of the Bonds, and have assumed that, the Senior Notes have been paid for by the Underwriters and that, except for documents signed by officers of the Company, the signatures on all documents examined by me or persons under my supervision and control are genuine, which assumptions I have not independently verified.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Senior Notes and the Bonds have been validly issued and constitute valid and binding obligations of the Company.

My opinion is subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).  I express no opinion as to the validity, creation, attachment, perfection, effect of perfection or non-perfection or priority of any lien or security interest.

I am a member of the bar of each of the State of Ohio and the Commonwealth of Pennsylvania, and this opinion is limited to the laws of the State of Ohio and the Commonwealth of Pennsylvania.

I consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about April 27, 2009, which will be incorporated by reference in the Registration Statement and to the use of my name in the prospectus and prospectus supplement forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Wendy E. Stark
Wendy E. Stark
Counsel for The Toledo Edison Company